Exhibit 5.1

Barristers & Solicitors Patent & Trade-mark Agents McCarthyTétrault	McCarthyTétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada Telephone: 416 362-1812 Facsimile: 416 868-0673 mccarthy.ca

Direct Line: 416 362-1812
June 5, 2009
Telesat Canada
Telesat Holdings Inc.
Telesat Interco Inc.
Infosat Communications GP Inc.
Infosat Communications LP
c/o Telesat Canada
1601 Telesat Court
Gloucester, Ontario
K1B 5P4
Ladies and Gentlemen:
We have acted as Canadian counsel to Telesat Holdings Inc., Telesat Interco Inc., Infosat Communications GP Inc. and Infosat Communications LP (collectively, the “Companies”), and to Telesat Canada, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to US$692,825,000 aggregate principal amount of 11% Senior Notes due 2015 (collectively, the “Senior Notes”); (ii) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to $217,175,000 aggregate principal amount of 12.5% Senior Subordinated Notes due 2017 (collectively, the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”); (iii) the issuance by the Companies of guarantees (the “Senior Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes; and (iv) the issuance by the Companies of guarantees (the “Senior Subordinated Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Subordinated Notes.
The Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Indenture”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, and The Bank of New York, as trustee (the “Trustee”), governing the Senior Notes.  The Senior Subordinated Notes and the Senior Subordinated Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Subordinated Indenture” and, together with the
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Senior Indenture, the “Indentures”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, and the Trustee, governing the Senior Subordinated Notes.
The Senior Notes are being offered in exchange for the unregistered Senior Notes due 2015 of Telesat Canada and Telesat LLC, as co-issuer, and the Senior Subordinated Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2017 of Telesat Canada and Telesat LLC, as co-issuer.
As Canadian counsel to Telesat Canada and the Companies, we have examined executed copies of, but have not participated in the negotiation, preparation (except with respect to certain matters governed by Canadian Law (as defined below)) or settlement of,
(a)	the Registration Statement; or

(b)	the Indentures.
We understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by each of the Companies, among others, and that, when issued, the Senior Subordinated Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by each of the Companies, among others.  The Senior Note Guarantee is described and included in the Senior Indenture and the Senior Subordinated Note Guarantee is described and included in the Senior Subordinated Indenture.
We have examined such records of the Companies, such certificates of officers of Telesat Canada and each of the Companies, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below.  In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of Telesat Canada and each of the Companies, copies of which have been provided to you.
For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):
(a)	the genuineness of all signatures (whether on originals or copies of documents);

(b)	the legal capacity of all natural persons;

(c)
the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)	that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records
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and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e)	the completeness and accuracy of all statements of fact set forth in the certificates of officers of Telesat Canada and each of the Companies.
For the purposes of the opinions expressed in paragraphs 1, 2, 3 and 4, below, we have relied solely on Certificates of Compliance issued by Industry Canada, dated May 28, 2009, a copy of which has been provided to you.  For the purposes of the opinion expressed in paragraph 5 below, we have relied on a certified partnership report issued by the Province of Ontario, dated May 28, 2009, a copy of which has been provided to you.
The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable in that province, in effect as at the date hereof (collectively, “Canadian Law”) and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.
Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
1.	Telesat Canada is a corporation amalgamated and existing under the laws of Canada.

2.	Telesat Holdings Inc. is a corporation incorporated and existing under the laws of Canada.

3.	Telesat Interco Inc. is a corporation incorporated and existing under the laws of Canada.

4.	Infosat Communications GP Inc. is a corporation incorporated and existing under the laws of Canada.

5.	Infosat Communications LP is a limited partnership formed and existing under the laws of the Province of Ontario.

6.
The execution and delivery by Telesat Canada and each of the Companies of the Indentures and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of Telesat Canada and each of the Companies and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by Canadian Law) by Telesat Canada and each of the Companies.

7.	The execution and delivery by Telesat Canada of the Notes and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Telesat Canada.
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8.	The Senior Note Guarantee has been duly authorized by each of the Companies.

9.	The Senior Subordinated Note Guarantee has been duly authorized by each of the Companies.
The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the captions “Enforceability of Civil Liabilities”, “Canadian Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.
Yours very truly,
/s/ McCarthy Tétrault LLP
McCarthy Tétrault LLP